Exhibit 5.2

Ortoli | Rosenstadt LLP	366 Madison Avenue, 3rd Fl.
New York, NY 10017
tel: (212) 588-0022
fax: (212) 826-9307

November 14, 2023

Mainz Biomed B.V.

Robert Koch Strasse 50

55129 Mainz, Germany

Ladies and Gentlemen:

We are acting as special counsel to Mainz Biomed N.V., a Dutch public company with limited liability (the “Company”), in connection with the proposed sale and issuance (the “Offering”) of up to $5.0 million of (i) the Company’s ordinary shares, nominal value €0.01 per share (the “Ordinary Shares”), (ii) common warrants (the “Common Warrants”) to purchase up to $5.0 million Ordinary Shares and (iii) pre-funded warrants (the “Pre-Funded Warrants” collectively with the Common Warrants, the “Warrants”) being issued to Titan Partners Group LLC, a division of American Capital Partners, LLC (the “Placement Agent”) or its designees, pursuant to a Registration Statement on Form S-3 (Registration No. 333-269091) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on December 30, 2022, as supplemented by the prospectus supplement relating to the Securities filed or to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplements”). As such counsel, you have requested our opinion as to the matters described herein relating to the Common Warrants and the Pre-Funded Warrants. The Ordinary Shares, Common Warrants and Pre-Funded Warrants are to be sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between the Company and each purchaser signatory thereto (each, a “Purchaser” and collectively, the “Purchasers”).

This opinion is being furnished to you in connection with the Registration Statement.

In connection with this opinion, we have examined the following documents:

1.	The Registration Statement,

2.	The Purchase Agreement,

3.	The Form of the Common Warrants as attached to the Purchase Agreement;

4.	The Form of the Pre-Funded Warrants as attached to the Purchase Agreement;

5.	a copy of the executed written resolution of the directors of the Company dated November 13, 2023, and

6.	such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below.

Ortoli | Rosenstadt LLP

November 14, 2023

For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents and (iii) that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and have assumed that such statements and representations are true, correct, and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

Subject to the foregoing and the qualifications set forth in the Registration Statement, we are of the opinion that (i) when the Common Warrants are duly executed and delivered by the Company and paid for by the Purchasers pursuant to the Purchase Agreement, such Common Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (ii) when the Pre-Funded Warrants are duly executed and delivered by the Company and paid for by the Purchasers pursuant to the Purchase Agreement, such Pre-Funded Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.

Our opinion is limited to the application of the laws of the State of New York, the Securities Act and the rules and regulations of the SEC promulgated thereunder only, and we express no opinion with respect to the applicability of other federal laws, the laws of other countries, the laws of any other state of the United States or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any federal securities laws except as specifically set forth herein, or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any federal securities laws except as specifically set forth herein. Our opinion represents only our interpretation of the law and has no binding, legal effect on, without limitation, any court. It is possible that contrary positions may be asserted and that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

This letter is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Ortoli Rosenstadt LLP
Ortoli Rosenstadt LLP